Exhibit 4.7

FOURTH AMENDMENT

TO

WESTERN DIGITAL CORPORATION 401(K) PLAN

The Western Digital Corporation 401(k) Plan, originally effective as of October 1, 1984, as presently maintained under an amendment and restatement made effective as of January 1, 2016, is hereby amended effective as of January 1, 2018 (unless otherwise provided herein), in the following respects:

FIRST CHANGE

Section 23.1 of the Adoption Agreement is amended to specify a new default investment fund, as follows:

23.1	PARTICIPANT DIRECTED INVESTMENTS

a.	☒	Participants may direct investment of a portion or all of their Accounts

	i.	☒ Plan is intended to comply with ERISA Section 404(c)

	ii.	Available Investments. Except as may be elected in Section 23.3, regarding Employer stock, and Section 23.2, regarding self-directed brokerage funds, Investment Funds available for Participant-directed investment are selected by the Investment Fiduciary

	iii.	☐ Investment Fiduciary directs investment of the following Sub-Accounts:

	iv.	Change Investment Elections. Investment changes that are timely received in accordance with established procedures will be initiated as of the business day they are received by the Administrator (or its delegate) or the next following business day.

	v.	Failure to Direct Investments. If Participant fails to direct investments, his Account will be invested in the following Investment Fund(s): T. Rowe Price Retirement Active Trust with the target date closest to the year in which Participant turns 65 (effective as of September 4, 2018)

SECOND CHANGE

Section 30.2 of the Adoption Agreement is amended to limit HCEs to the top-paid 20% of Employees, as follows:

30.2	DEFINITION OF HCE

a.	Look back year is the:

	i.	☒	12-month period immediately preceding Plan Year

	ii.	☐	Calendar year beginning within the 12-month period immediately preceding Plan Year (may select only if Plan Year is not calendar year)

b.	Are HCEs limited to top-paid 20% of Employees?

	i.	☒	Yes.

	ii.	☐	No.

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EXECUTED AT                                          ,                     , this 24 day of August, 2018.

Western Digital Corporation

By:	/s/ Lori Sundberg
Title:	EVP, Human Resources